IGIA, INC.
                              AMENDED AND RESTATED
                       CERTIFICATE OF DESIGNATION, POWERS,
                            PREFERENCES AND RIGHTS OF

                            SERIES G PREFERRED STOCK

         Pursuant to Section 151 of the Delaware General Corporation Law

      The undersigned, the President of Igia, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent on March 31, 2005:

      WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, to provide by resolution or resolutions for the issuance of 1,000,000 shares of Preferred Stock, par value $.001 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation's Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

      WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to amend and restate the terms of the Series G Preferred Stock; and

      NOW, THEREFORE, BE IT RESOLVED:

      1. Designation and Authorized Shares. The Corporation shall be authorized to issue fifty thousand (50,000) shares of Series G Preferred Stock, par value $.001 per share (the "Series G Preferred Stock").

      2. Voting. Except as otherwise expressly required by law, each holder of Series G Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to ten thousand (10,000) votes for each share of Series G Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise required by law, the holders of shares of Series G Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

      3. Liquidation. The holders of Series G Preferred Stock shall not be entitled to receive any preference upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series G Preferred Stock shall share ratably with the holders of the common stock of the Corporation.

      4. Conversion. The Series G Preferred Stock shall not be convertible into any shares of common stock of the Corporation.

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      5. Record Holders. The Corporation and its transfer agent, if any, for the
Series G Preferred Stock may deem and treat the record holder of any shares of Series G Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

      6. Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series G Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series G Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series G Preferred Stock, including without limitation cancel or modify adversely and materially the voting rights as provided in Section 2 herein.

      7. Stated Value. The stated value of the Series G Preferred Stock shall be $0.03 per share.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation, Powers, Preferences and Rights of Series G Preferred Stock this 31st day of March 2005.


                                          IGIA, INC.


                                          By: /s/ Prem Ramchandani
                                              --------------------
                                                  Prem Ramchandani
                                                  President

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